Exhibit 99.1
For immediate release
Endeavour Announces Successful Completion
of Private Placement
Houston, February 5, 2010 — Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) announced today that it entered into and closed a definitive agreement for the private placement of approximately 23.5 million newly-issued shares of common stock at a purchase price of $0.90 per share, for net proceeds of approximately $20.5 million. The net proceeds from this transaction will be used to partially fund Endeavour’s 2010 capital budget.
The shares offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered, the shares may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933 and is neither an offer to sell nor a solicitation of an offer to buy the shares or any other securities and shall not constitute an offer to buy, or a sale of, the shares or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made and are subject to assumptions and estimates that Endeavour’s management believes are reasonable based on currently available information. Actual results or events may vary materially. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the discovery, estimation, development and replacement of oil and gas reserves; timing and amount of future production of oil and gas; the volatility of oil and gas prices; our future operating or financial results; and the availability and terms of capital. Further information on risks and uncertainties is available in Endeavour’s filings with the SEC, which are incorporated herein by reference.
For further information:
Endeavour — Investor Relations

Mike Kirksey	+44 (0) 207 451 2364 713-307-8788
Canaccord Adams — UK Broker

Jeffrey Auld	+ 44 (0) 207 050 6500
Pelham Public Relations — UK Media

Philip Dennis	+44 (0) 207 743 6363

Henry Lerwill	+44 (0) 203 178 6242